AMENDED AND RESTATED ESCROW AGREEMENT

This Amended and Restated Escrow Agreement (this “Agreement”), effective as of the effective date set forth on the signature page hereto (“Effective Date”), is entered into by the following:

(i)	the issuer set forth on the signature page hereto (“Issuer”);
(ii)	the broker-dealer for Issuer’s offering set forth on the signature page hereto (“Manager”); and
(iii)	North Capital Private Securities Corporation, a Delaware corporation, as the facilitator of escrow as set forth herein through the institution in Section 1(d) below as escrow agent (“NCPS”, and collectively with Issuer and Manager, “Parties” and each, a “Party”).

The following Exhibits are incorporated by reference into this Agreement:
Exhibit A – Contingent Offering (if applicable)

Exhibit B – Manager Due Diligence Attestations

Exhibit C – Fees and Expenses

Recitals

A.	Effective as of the Effective Date, this Agreement amends and restates that certain Escrow Agreement (“Prior Agreement”), dated as of June 26, 2023, by and among NCPS, Issuer and I- Bankers Direct LLC as Manager (“Prior Manager”), to replace Prior Manager with Texture Capital, Inc. as Manager. With respect to all of Issuer Party’s obligations, duties, liabilities and commitments under the Prior Agreement, such obligations, duties, liabilities and commitments survive the amendment and restatement of the Prior Agreement by this Agreement.
B.	NCPS is a broker-dealer registered with the U.S. Securities and Exchange Commission (“SEC”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”).
C.	Issuer is engaging NCPS to serve as the facilitator of escrow as set forth herein through the institution in Section 1(d) below as escrow agent in connection with Issuer’s sale of debt, equity or hybrid securities (“Securities”) in an offering exempt from registration under the U.S. Securities Act of 1933, as amended (“Securities Act”), pursuant to Rule 506(b) of Regulation D, 506(c) of Regulation D, Regulation A or Regulation Crowdfunding, as indicated on the signature page hereto (“Offering”).
D.	In accordance with the private placement memorandum, offering memorandum, Form 1-A or Form C applicable to the Offering provided by Issuer and Manager for dissemination to investors in connection with the Offering (“Offering Document”), subscribers to the Securities (“Subscribers”) will be required to submit full payment for their respective investments at the time they enter into subscription agreements.
E.	In accordance with the Offering Document, all payments by Subscribers subscribing for Securities shall be sent directly to NCPS as the facilitator of escrow as set forth herein through the institution in Section 1(d) below as escrow agent, and NCPS by this Agreement agrees to accept, hold and promptly disburse or transmit such funds deposited with it with respect thereto (“Escrow Funds”) in accordance with the terms of this Agreement and in compliance with Rule 15c2-4 of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), and in the case of an Offering pursuant to Regulation Crowdfunding, Regulation Crowdfunding Rule 303(e), as applicable, and related SEC guidance and FINRA rules.
F.	If the Offering is being made by Issuer on an “all-or-none” basis or on any other basis that contemplates payments to be made to Issuer only upon the occurrence of some further event or contingency as set forth in Exhibit A, as applicable, NCPS will promptly deposit any and all Escrow Funds NCPS receives into a separate bank escrow account as set forth in Section 1(d) below, for the persons or entities with a beneficial interest therein, until the appropriate event or contingency has occurred, at which time the Escrow Funds will be promptly transmitted to Issuer, else promptly returned to the persons or entities entitled thereto pursuant to Section 3 and 4 below.
G.	NCPS will be a participant in the Offering for the limited purpose of facilitating escrow described in this Agreement, and if required by an Offering pursuant to Regulation Crowdfunding, NCPS will be the “qualified third party”, as defined in Regulation Crowdfunding Rule 303(e)(2). NCPS accepts no other role and assumes no other responsibilities related to the Offering, such as managing broker- dealer, placement agent, selling group member or referring broker-dealer, unless and until the roles and responsibilities are expressly delineated in a separately executed placement, managing broker, selling or referral agreement, as the case may be, if any.

In consideration of the mutual representations, warranties and covenants contained in this Agreement, the Parties, intending to incorporate the foregoing Recitals into this Agreement and to be legally bound, agree as follows:

Agreement

1.                   Definitions. Capitalized terms used in this Agreement and not otherwise defined above or elsewhere in this Agreement shall have the meanings as set forth below:

(a)	“ACH” means Automated Clearing House.
(b)	“Business Day” means a calendar day other than Saturday, Sunday or any public holiday when banks are closed for business in Delaware, Pennsylvania or Utah.
(c)	“Cash Investment” means an amount in US Dollars equal to (i) the number of Securities to be purchased by a Subscriber, multiplied by (ii) the offering price per Security as set forth in the Offering Document.
(d)	“Cash Investment Instrument” means, in full payment of the Cash Investment for the Securities to be purchased by a Subscriber, a check, money order or similar instrument made payable by Subscriber to the order of or endorsed to the order of:

NCPS at TriState Capital Bank/ SciMar Ltd./       - Escrow Account

(Offering Name*) (Subscriber Name**)

or wire transfer or ACH transmitted by Subscriber to the following account (“Escrow Account”):

Institution: TriState Capital Bank ABA: XXXXXXXXXXXXX

Account Name: North Capital Private Securities Corporation Account Number: XXXXXXXXX

For Further Credit To: SciMar Ltd.

(Offering Name*)

(Subscriber Name**)

or, if applicable to the Offering, funds transmission by credit or debit card or ACH through and subject to the terms and conditions of NCPS’s payment processing facilitation services; all instruments of payment must be payable to the institution as set forth above as escrow agent until any applicable minimum contingency requirement is met.

*Offering Name as set forth on the signature page hereto.

**Subscriber Name as completed by Subscriber.

(e)	“Expiration Date” means 12 months from the Effective Date, unless mutually extended by the Parties in writing (which may be via email).
(f)	“Instruction Letter” means written instructions in a form acceptable to NCPS and executed by Issuer and Manager with Issuer and Manager directing NCPS to promptly disburse the Escrow Funds to Issuer pursuant to Section 4(a).
(g)	“Minimum Offering” has the meaning as set forth on the signature page hereto.
(h)	“Minimum Offering Notice” means, if applicable to an Offering, a written notification in a form acceptable to NCPS and signed by Issuer and Manager with Issuer and Manager representing to NCPS that: (i) subscriptions for at least the Minimum Offering have been received by Issuer; (ii) to the best of Issuer’s knowledge after due inquiry and review of Issuer’s records, Cash Investment Instruments in full payment for that number of Securities equal to or greater than the Minimum Offering have been received, deposited with and collected by NCPS; (iii) such subscriptions have not been withdrawn, rejected or otherwise terminated; and (iv) Subscribers have no statutory or regulatory rights of rescission without cause or all such rights have expired. In addition, Manager shall provide the attestations set forth in Exhibit B.

(i)	“NACHA” means National Automated Clearing House Association.
(j)	“Subscription Accounting” means an accounting of all subscriptions for Securities received and accepted by Issuer as of the date of such accounting, indicating for each subscription Subscriber’s name and address, the number and total purchase price of subscribed Securities, the date of receipt by Issuer of the Cash Investment Instrument and notations of any nonpayment of the Cash Investment Instrument submitted with such subscription, any withdrawal of such subscription by Subscriber, any rejection of such subscription by Issuer or other termination, for whatever reason, of such subscription.

2.                   Appointment of Facilitator of Escrow. Issuer hereby appoints NCPS to serve as the facilitator of escrow as set forth herein through the institution in Section 1(d) as escrow agent, and NCPS hereby accepts such appointment, in accordance with the terms of this Agreement. Issuer and Manager shall take all necessary steps to assure that all funds necessary to consummate the Transaction are deposited into the Escrow Account. Issuer shall not receive interest on the Escrow Funds and the Escrow Account shall be a non-interest bearing account as to Issuer.

3.	Deposits into Escrow Account.

(a)                Issuer and Manager shall direct Subscribers to, and Subscribers shall, directly deliver to NCPS all Cash Investment Instruments for deposit in the Escrow Account. Each such direction shall be accompanied by a Subscription Accounting.

ALL FUNDS DEPOSITED INTO THE ESCROW ACCOUNT PURSUANT TO THIS SECTION 3 SHALL REMAIN THE PROPERTY OF EACH SUBSCRIBER ACCORDING TO SUCH SUBSCRIBER’S INTEREST AND SHALL NOT BE SUBJECT TO ANY LIEN OR CHARGE BY NCPS, THE INSTITUTION IN SECTION 1(D) OR BY JUDGMENT OR CREDITORS’ CLAIMS AGAINST ISSUER UNTIL ELIGIBLE TO BE RELEASED TO ISSUER IN ACCORDANCE WITH SECTION 4(a). ISSUER SHALL NOT RECEIVE CASH INVESTMENT INSTRUMENTS DIRECTLY FROM SUBSCRIBERS.

(b)                Issuer understands and agrees that all Cash Investment Instruments received by NCPS pursuant to this Agreement are subject to collection requirements of presentment, clearing and final payment, and that the funds represented thereby cannot be drawn upon or disbursed until such time as final payment has been made and is no longer subject to dishonor. NCPS shall process each Cash Investment Instrument for collection promptly upon receipt, and the proceeds thereof shall be held as part of the Escrow Funds until disbursed in accordance with Section 4. If, upon presentment for payment, any Cash Investment Instrument is dishonored, NCPS’s sole obligation shall be to notify Issuer of such dishonor and, if applicable, to promptly return such Cash Investment Instrument to Subscriber. Notwithstanding, if for any reason any Cash Investment Instrument is uncollectible after payment or disbursement of the funds represented thereby has been made by NCPS, Issuer shall immediately reimburse NCPS upon receipt from NCPS of written notice thereof, including, without limitation, any fees or expenses with respect thereto, which NCPS may collect from Issuer pursuant to Section 10.

(c)                 Upon receipt of any Cash Investment Instrument that represents payment of an amount less than or greater than the Cash Investment, NCPS’s sole obligation shall be to notify Issuer, depending upon the source of the Cash Investment Instrument, of such fact and to pay to Subscriber by the same method the amount of the Cash Investment received by NCPS from such Subscriber or promptly return to Subscriber such Subscriber’s Cash Investment Instrument upon receipt from Subscriber of any required payment instructions; provided that amounts in excess of $25,000 will be returned via wire transfer upon confirmation by NCPS of Subscriber’s account information.

(d)                NCPS shall not be obligated to accept, or present for payment, any Cash Investment Instrument that is not properly made payable or endorsed as set forth in Section 1(d).

(e)                Issuer shall, or cause Subscriber to, provide NCPS with information sufficient to effect such return to Subscriber as outlined in this Section 3, including, without limitation, updated payment information in the event a return to Subscriber for any reason cannot be made by the same method as received by NCPS.

(f)                  In the event any party other than NCPS receives a Cash Investment Instrument, Issuer and Manager each agrees to promptly, and in no event later than one Business Day after receipt, deliver or cause to be delivered such Cash Investment Instrument to NCPS for deposit into the Escrow Account.

4.	Disbursement of Escrow Funds.

(a)                Subject to Section 3(b) and Section 10, NCPS shall promptly disburse in accordance with the Instruction Letter the liquidated value of the Escrow Funds from the Escrow Account to Issuer by wire transfer no later than one Business Day following receipt of the following documents:

(i)	Minimum Offering Notice;
(ii)	Subscription Accounting substantiating the fulfillment of the Minimum Offering;
(iii)	Instruction Letter; and
(iv)	such other certificates, notices or other documents as NCPS may reasonably require;

provided that NCPS shall not be obligated to disburse the liquidated value of the Escrow Funds to Issuer if NCPS has reason to believe that (A) Cash Investment Instruments in full payment for that number of Securities equal to or greater than the Minimum Offering have not been received, deposited with and collected by NCPS, or (B) any of the information or the certifications, representations, warranties or opinions set forth in the Minimum Offering Notice, Subscription Accounting, Instruction Letter or other certificates, notices or other documents are incorrect or incomplete. After the initial disbursement of Escrow Funds to Issuer pursuant to this Section 4(a), NCPS shall promptly disburse any additional funds received with respect to the Securities to Issuer by wire transfer no later than one Business Day after NCPS receives from or on behalf of Issuer (1) Issuer’s request for closing via NCPS’s online portal and (2) Issuer and Manager’s written verification that the subscriptions therefor are in good order.

Any ACH transaction must comply with all applicable laws, rules, regulations, codes and orders of applicable governmental, regulatory, judicial and law enforcement authorities and self-regulatory authorities (collectively, “Law”), including, without limitation, NACHA’s operating rules that apply to the ACH network as in effect from time to time. NCPS is not responsible for errors in the completion, accuracy or timeliness of any transfer properly initiated by NCPS in accordance with joint written instructions occasioned by the acts or omissions of any third party financial institution or a party to the transaction, or the insufficiency or lack of availability of funds on deposit in any account.

NOTWITHSTANDING ANY REFERENCE HEREIN TO THE REQUIREMENT OF A PROMPT DISTRIBUTION OR RETURN OF A CASH INVESTMENT, OR A DISTRIBUTION OR RETURN OF A CASH INVESTMENT TO BE MADE WITHIN A PARTICULAR NUMBER OF DAYS, FOR PURPOSES OF FULFILLING RETURNS IN SECTION 3 ABOVE AND THIS SECTION 4, NCPS SHALL NOT BE REQUIRED TO PROCESS A RETURN OF A PAYMENT OF A CASH INVESTMENT MADE BY A SUBSCRIBER VIA ACH AS THE CASH INVESTMENT INSTRUMENT (“ACH SUBSCRIBER”) UNTIL THE EXPIRATION OF ANY DISPUTE, CHARGEBACK, REVERSAL OR RETURN PERIOD UNDER THE NACHA RULES, TYPICALLY 60 DAYS. ISSUER SHALL INFORM ACH SUBSCRIBERS OF THE TIMING OF RETURNS AS PART OF ISSUER’S SUBSCRIPTION PROCESS.

(b)                No later than three Business Days after receipt from Subscriber of any required payment instructions and receipt by NCPS of written notice: (i) from Issuer or Manager that Issuer intends to reject a Subscriber’s subscription; (ii) from Issuer or Manager that there will be no closing of the sale of Securities to Subscribers; (iii) from any federal or state regulatory authority that any application by Issuer to conduct banking business has been denied; or (iv) from the SEC or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering Document and has remained in effect for at least 20 days, NCPS shall pay to such Subscriber in (i) and each Subscriber in (ii)-(iv) by the same method the amount of the Cash Investment received by NCPS from such Subscriber or promptly return to Subscriber such Subscriber’s Cash Investment Instrument; provided that amounts in excess of $25,000 will be returned via wire transfer upon confirmation by NCPS of Subscriber’s account information.

(c)                 Notwithstanding anything to the contrary contained herein, if NCPS shall not have received an Instruction Letter on or before the Expiration Date or the Termination Date (as defined below), subject to Section 5, NCPS shall, within three Business Days after such Expiration Date or Termination Date and receipt from Subscriber of any required payment instructions, and without any further instruction or direction from Issuer or Manager, pay to each Subscriber by the same method the amount of the Cash Investment received by NCPS from such Subscriber or promptly return to Subscriber such Subscriber’s Cash Investment Instrument; provided that amounts in excess of $25,000 will be returned via wire transfer upon confirmation by NCPS of Subscriber’s account information. For purposes of this Agreement, “Termination Date” means, if the Offering is a contingent Offering, the date on which the minimum offering contingencies are required to have been met, as such date may be amended as provided in the Offering Document.

(d)                Issuer and Manager shall, or cause Subscriber to, provide NCPS with information sufficient to effect such payment or return to Subscriber as outlined in this Section 4, including, without limitation, updated payment information in the event a payment or return to Subscriber for any reason cannot be made by the same method as received by NCPS.

5.                   Suspension of Performance or Disbursement Into Court. If, at any time, (a) there shall exist any dispute between Issuer, Manager, NCPS, any Subscriber or any other person with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of NCPS hereunder, or

(b) NCPS is unable to determine, to NCPS’s reasonable satisfaction, the proper disposition of all or any portion of the Escrow Funds or NCPS’s proper actions with respect to its obligations hereunder, or (c) Issuer has not within 30 days of NCPS’s notice of resignation pursuant to Section 7 appointed a successor provider of escrow services or agent to act hereunder, then NCPS may, in its reasonable discretion, take either or both of the following actions: (i) suspend the performance of any of its obligations (including, without limitation, any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of NCPS or until a successor provider of escrow services or agent shall have been appointed (as the case may be); or (ii) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to NCPS, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by Law, pay into such court all funds held by it in the Escrow Funds for holding and disposition in accordance with the instructions of such court. NCPS shall have no liability to Issuer, Manager, any Subscriber or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of NCPS.

6.                   No Commingling, Investment of Funds or Interest to Issuer. NCPS shall not: (a) commingle Escrow Funds received by it in escrow with funds of others that are not Escrow Funds, including funds received by NCPS in escrow in connection with any other offering of debt, equity or hybrid securities; or

(b) invest such Escrow Funds. The Escrow Funds will be held in the Escrow Account, which shall not accrue interest in favor of Issuer or any Subscriber.

7.                   Resignation of NCPS. NCPS may resign and be discharged from the performance of its duties hereunder at any time by giving 30 days prior written notice to Issuer and Manager specifying a date when such resignation shall take effect. Upon any such notice of resignation, or upon any termination of this Agreement pursuant to Section 17, Issuer shall appoint a successor provider of escrow services or agent hereunder prior to the effective date of such resignation or termination. NCPS shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor provider of escrow services or agent, after making copies of such records as NCPS deems advisable. After NCPS’s resignation or the termination of this Agreement, as applicable, and the fulfillment of NCPS’s obligations with respect thereto, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the facilitator of escrow under this Agreement.

8.	Role of NCPS as Facilitator of Escrow.

(a)                NCPS’s sole responsibility as a participant in the Offering under this Agreement is as the facilitator of escrow as set forth herein through the institution in Section 1(d) as escrow agent to facilitate the safekeeping with, and disbursement by, the escrow agent of the Escrow Funds, in accordance with the terms hereto. NCPS shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. NCPS may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which NCPS shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. NCPS shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines by final unappealed or non-appealable order pursuant to Section 20(a) that NCPS’s fraud, willful misconduct or gross negligence was the primary cause of any Losses (as defined below) to Issuer (“Ineligible Losses”).

(b)                NCPS shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Agreement or the Offering Document, or to appear in, prosecute or defend any such legal action or proceeding.

(c)                 NCPS shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement, including, without limitation, the Offering Document. Without limiting the generality of the foregoing, NCPS shall not be responsible for or required to enforce any of the terms or conditions of any subscription agreement with any Subscriber or any other agreement between Issuer or any Subscriber. NCPS shall not be responsible or liable in any manner for the performance by Issuer or any Subscriber of their respective obligations under any subscription agreement nor shall NCPS be responsible or liable in any manner for the failure of Issuer or any third party (including any Subscriber) to honor any of the provisions of this Agreement.

(d)                NCPS is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by NCPS of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, NCPS is authorized, in its reasonable discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if NCPS complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated. Notwithstanding the foregoing, to the extent legally permissible, NCPS shall provide Issuer with prompt notice of any such court order or similar demand and the opportunity to interpose an objection or obtain a protective order.

(e)                NCPS may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Issuer shall promptly pay, upon demand, the fees and expenses of any such counsel.

(f)                  By this Agreement, Subscribers are not customers of NCPS and NCPS shall have no obligation to determine a Subscriber’s suitability to participate in the Offering, whether the Offering complies with Law, verify a Subscriber’s identity or perform anti-money laundering, know your customer or other due diligence, such responsibilities being obligations of Issuer or Issuer’s agents, including Manager. Notwithstanding, NCPS may ask Issuer and Manager to provide, and Issuer and Manager shall provide promptly upon NCPS’s request, certain information about Subscribers, including, but not limited to, name, physical address, tax identification number, organizational documents, certificates of good standing, financial statements, licenses to do business and other information that will help NCPS to identify and verify a Subscriber’s identity. Any further participation by NCPS in the Offering (if any) other than to facilitate escrow as set forth in this Agreement shall be governed by separate agreement.

(g)                NCPS makes no representation, warranty or covenant as to the compliance of any transaction related to the escrow with any Law. NCPS shall not be responsible for the application or use of any funds released from the Escrow Account pursuant to this Agreement.

9.	Indemnification of NCPS.

(a)                Issuer and Manager (including their affiliates, collectively, the “Indemnifying Party”) agrees (and agrees to cause the other Indemnifying Parties) severally and not jointly and at their own cost and expense to release, indemnify, defend and hold harmless NCPS and its affiliates and their respective directors, officers, employees, agents, representatives, advisors and consultants, and their respective successors and assigns (each, an “NCPS Parties”), to the fullest extent permitted by Law, from and against (and no NCPS Party shall be liable for) any Losses, joint or several, in connection with all actions (including equity owner actions), claims, disputes, inquiries, indemnification, proceedings, investigations and other legal process regardless of the source (including NCPS Parties) (collectively, “Actions”) arising out of or relating to the offering of securities, this Agreement, the provision of NCPS’s services hereunder or the engagement of NCPS hereunder (including, without limitation, any breach or alleged breach of this Agreement or any representation, warranty or covenant herein, any breach or alleged breach of Law or any rejection of a Cash Investment, or the suspension of performance or disbursement into court pursuant to Section 5), and will reimburse NCPS Parties for all expenses (including attorneys’ fees) as they are incurred by NCPS Parties in connection with investigating, preparing, defending or appearing as a third party witness in connection with any such Action whether or not related to a pending or threatened Action in which NCPS is a party. Notwithstanding, neither Issuer nor Manager will be responsible for any Ineligible Losses, and NCPS agrees to immediately refund any indemnification payments made to an NCPS Party upon such determination. “Losses” means any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including, without limitation, reasonable attorneys’ fees, the costs of enforcing any right hereunder, the costs of pursuing any insurance providers, the costs of collection and the costs of defending against or appearing as a witness, whether direct, indirect, consequential or otherwise. Indemnifying Parties shall pay to NCPS Parties all amounts due under this Section 9 promptly after written demand therefor.

(b)                Promptly after the receipt by any NCPS Party of notice of the commencement of any Action, NCPS shall, if a claim with respect thereto is or may be made against the Indemnifying Party, give the Indemnifying Party written notice of the commencement of such Action. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. With respect to any Action in which a NCPS Party may be entitled to indemnification under this Agreement, the Indemnifying Party may by written notice to NCPS request to assume the defense of any such Action with counsel reasonably satisfactory to the NCPS Party. If NCPS agrees to the assumption by the Indemnifying Party of the defense of any such Action, the NCPS Party shall have the right to participate in such Action and to retain its own counsel, but the Indemnifying Party shall not be liable for any fees or expenses of other counsel subsequently incurred by such NCPS Party in connection with the defense thereof unless: (i) the Indemnifying Party has agreed to pay such fees and expenses; (ii) the Indemnifying Party shall have failed to employ counsel reasonably satisfactory to the NCPS Party in a timely manner; or (iii) the NCPS Party shall have been advised by counsel that there are actual or potential conflicting interests between the Indemnifying Party and the NCPS Party, including situations in which there are one or more legal defenses available to the NCPS Party that are different from or additional to those available to the Indemnifying Party. No Indemnifying Party shall settle any Action on behalf of a NCPS Party without the prior written consent of such NCPS Party.

(c)                 In the event NCPS performs any service not specifically provided hereinabove, or that there is any assignment or attachment of any interest in the subject matter of this escrow or any modification thereof, or that any controversy arises hereunder, or that NCPS is made a party to, or intervenes in, any dispute pertaining to this escrow or the subject matter hereof, NCPS shall be reasonably compensated therefor and reimbursed for all costs and expenses occasioned thereby; and Issuer agrees to pay the same and at its own cost and expense release, indemnify, defend and hold harmless the NCPS Parties pursuant to subsection (a) above, it being understood and agreed that NCPS may interplead the subject matter of this escrow into any court of competent jurisdiction, and the act of such interpleader shall immediately relieve NCPS of any duties, liabilities or responsibilities.

(d)                For the sole purpose of enforcing and otherwise giving effect to the provisions of this Section 9, Issuer and Manager each hereby consents to personal jurisdiction and service and venue in any court in which any claim that is subject to this Agreement is brought against any NCPS Party.

(e)                If an Action is commenced or threatened and is ultimately settled, Issuer and Manager each shall use its commercially reasonable efforts to cause NCPS and the other NCPS Parties, by name or description, to be included in any release or settlement agreement, whether or not NCPS and the other NCPS Parties are named as defendants in such Action.

(f)                  Notwithstanding any terms in this agreement relating to liability and indemnification herein before or herein after, there shall be no indemnification by the Issuer Party of NCPS Parties, nor any limitation on the liability of NCPS Parties, in the event that a court of competent jurisdiction determines by final unappealed or non-appealable order pursuant to Sec. 20(a) that any Losses were primarily caused by NCPS Parties’ fraud, willful misconduct, or gross negligence.

10.	Compensation to NCPS.

(a)                Issuer shall pay or cause to be paid to NCPS for its services as the facilitator of escrow as outlined in Exhibit C, which may be updated from time to time by NCPS by providing written notice to Issuer; provided that NCPS will not increase fees during the initial term (one year after the Effective Date). Issuer’s obligation to pay such fees to NCPS and reimburse NCPS for such expenses is not conditioned upon a successful closing. Upon Issuer’s request, NCPS will provide Issuer with copies of all relevant invoices, receipts or other evidence of such expenses. The obligations of Issuer under this Section 10 shall survive any termination of this Agreement and the resignation or removal of NCPS.

(b)                All of the compensation and reimbursement obligations shall be payable by Issuer upon demand by NCPS and will be charged automatically by NCPS to the credit card or other payment method separately provided or as otherwise agreed by the Parties. Issuer consents to NCPS retaining and using Issuer’s payment information for future invoices and as provided in this Agreement. Issuer agrees and acknowledges that NCPS and its third party vendors may retain and use Issuer’s payment information to facilitate the payments provided for in this Agreement. Issuer agrees to provide NCPS written notice (which may be via email) of any update or changes to Issuer’s payment information. Absent current payment information, Issuer shall make, or cause to be made, all payments to NCPS within 10 days of receiving an invoice therefor. All payments made to NCPS shall be in US dollars in immediately available funds.

(c)                 If Issuer fails to make any payment when due then, in addition to all other remedies that may be available: (a) NCPS may charge interest on the past due amount at the rate of 1.5% per month, calculated daily and compounded monthly, or if lower, the highest rate permitted under Law, which Issuer shall pay; such interest may accrue after as well as before any judgment relating to collection of the amount due; and (b) Issuer shall reimburse, or cause to be reimbursed, NCPS for all costs incurred by NCPS in collecting any late payments or interest, including attorneys’ fees, court costs and collection agency fees; provided that cumulative late payments are subject to the overall limits as may be required by Law as set forth in Exhibit C.

(d)                Only upon the fulfillment of the Minimum Offering, and only when Escrowed Funds are eligible to be released to Issuer in accordance with Section 4(a), and otherwise in compliance with Law, NCPS is authorized to and may disburse from time to time, to itself or to any NCPS Party from the Escrow Funds (but only to the extent of Issuer’s rights thereto), the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which NCPS or any NCPS Party is entitled to seek indemnification pursuant to Section 9 hereof). NCPS shall notify Issuer of any disbursement from the Escrow Funds to itself or to any NCPS Party in respect of any compensation or reimbursement hereunder and shall furnish to Issuer copies of all related invoices and other statements.

(e)                Only upon the fulfillment of the Minimum Offering, and only when Escrowed Funds are eligible to be released to Issuer in accordance with Section 4(a), and otherwise in compliance with Law, Issuer shall grant to NCPS and the NCPS Parties a security interest in and lien upon such Escrow Funds (but only to the extent of Issuer’s rights thereto) to secure all obligations hereunder, and NCPS and the NCPS Parties shall have the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to Section 9 hereof) against the Escrow Funds (but only to the extent of Issuer’s rights thereto). If for any reason the Escrow Funds available to NCPS and the NCPS Parties pursuant to such security interest or right of offset are insufficient to cover such compensation and reimbursement, Issuer shall promptly pay such amounts to NCPS and the NCPS Parties upon receipt of an itemized invoice.

11.	Representations and Warranties.

(a)                Issuer and Manager each severally and not jointly represents, warrants and covenants to NCPS as of the Effective Date and at all times during the Term, including, without limitation, at the time of any deposit to or disbursement from the Escrow Funds:

(i)                  Issuer and Manager each is an entity duly organized, validly existing and in good standing under the laws of the state where it was formed. Issuer and Manager each has all requisite power and authority to own those properties and conduct those businesses presently owned or conducted by it. Issuer and Manager each is duly qualified and properly licensed and registered to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, licensure or registration, except where the failure to do so would not have a material adverse effect on it or its business.

(ii)                 Issuer and Manager each has full power and authority to enter into and perform this Agreement. This Agreement has been duly executed by Issuer and constitutes the legal, valid, binding, and enforceable obligation of Issuer and Manager, enforceable against each in accordance with its terms. The execution, delivery and performance of this Agreement does not and will not: (A) conflict with or violate any of the terms of any organizational or governance document, stakeholder agreement, any court order or administrative ruling or decree to which it is a party or any of its property is subject, any agreement, contract, indenture, or other binding arrangement to which it is a party or any of its property is subject or any Law; or

(B) conflict with, or result in a breach or termination of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation or instrument by which it is bound or to which any property of it is subject, or constitute a default thereunder. The execution, delivery and performance of this Agreement is consistent with and accurately described in the Offering Document as set forth in Section 4(b) and Section 4(c) and has been properly described therein.

(iii)               Issuer and Manager each acknowledges that the status of NCPS is that of agent only for the limited purposes set forth herein to facilitate escrow as set forth herein through the institution in Section 1(d) as escrow agent, and if required by an Offering pursuant to Regulation Crowdfunding, NCPS will be the “qualified third party”, as defined in Regulation Crowdfunding Rule 303(e)(2), and hereby represents and covenants that no representation or implication shall be made that NCPS has investigated the desirability or advisability of investment in the Securities or has approved, endorsed or passed upon the merits of the investment therein and that the name of NCPS has not and shall not be used in any manner in connection with the offer or sale of the Securities other than to state that NCPS has agreed to serve as the facilitator of escrow for the limited purposes set forth herein. Issuer and Manager shall comply with all Law in connection with the offering of the Securities. By this Agreement, NCPS accepts no other role and assumes no other responsibilities related to the Offering, including, without limitation, managing broker-dealer, placement agent, selling group member or referring broker-dealer.

(iv)               Issuer and Manager have the obligation to, and shall, determine a Subscriber’s suitability to participate in the Offering, make sure the Offering complies with Law and the Offering Document, verify a Subscriber’s identity and perform anti-money laundering, know your customer and any other due diligence in connection with the transactions contemplated by the Offering. The Offering and any offer or sale in the Offering complies with or is exempt from all applicable registrations or qualification requirements, including, without limitation, those of the SEC or state securities regulatory authorities.

(v)                 No person or entity other than the Parties and the prospective Subscribers have, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

(vi)               Any deposit with NCPS by Subscriber and/or Issuer of Cash Investment Instruments pursuant to Section 3 shall be deemed a representation and warranty by Issuer and Manager that such Cash Investment Instrument represents a bona fide sale to such Subscriber of the amount of Securities set forth therein in accordance with the terms of the Offering Document.

(vii)             In the event Issuer is a Series LLC and/or a series of a Series LLC, Issuer shall allocate and/or cause to be allocated any disbursement of Escrow Funds under this Agreement to the appropriate series, and perform any reporting and sub-accounting, all as required by and in compliance with Law and the Offering Document.

(viii)            To the extent Issuer or Manager will be sharing personal or financial information of a third party with NCPS in connection with this Agreement, Issuer and Manager, as applicable, shall maintain and obtain the agreement of each such third party, which shall permit the sharing of such third party’s information with NCPS and its affiliates and service providers for NCPS and its affiliates and service providers to use, disclose and retain it in connection with this Agreement and the provision of the services hereunder and as required by Law. NCPS shall be a third party beneficiary to such agreement.

(ix)               Issuer’s and Manager’s representations, warranties and covenants are continuing and deemed to be reaffirmed each time they provide NCPS with any instructions in connection with the Escrow Account. Issuer and Manager shall immediately notify NCPS if any representation, warranty or covenant ceases to be true, correct, accurate and complete.

(x)                 Issuer shall provide NCPS with immediate notice of any Action (as defined above), threatened Action or facts or circumstances that could lead to any Action involving any NCPS Party, the escrow agent or this Agreement.

(b)                NCPS represents, warrants and covenants to Issuer as of the Effective Date and at all times during the Term, including, without limitation, at the time of any deposit to or disbursement from the Escrow Funds:

(i)                  NCPS is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware. NCPS is a broker-dealer registered with the SEC and a member of FINRA and SIPC. NCPS is duly qualified and properly licensed and registered to do business and is in good standing in all jurisdictions in which its obligations herein require such qualification, license or registration, except where the failure to do so would not have a material adverse effect on NCPS’s ability to perform its obligations under this Agreement.

(ii)                 NCPS has full power and authority to enter into and perform this Agreement. This Agreement has been duly executed by NCPS and constitutes the legal, valid, binding, and enforceable obligation of NCPS, enforceable against NCPS in accordance with its terms. NCPS shall comply with Law in all material respects in performing its obligations under this Agreement.

(iii)               NCPS’s representations, warranties and covenants are continuing and deemed to be reaffirmed each time Issuer provides NCPS with any instructions in connection with the Escrow Account. NCPS shall promptly notify Issuer if any representation, warranty or covenant ceases to be true, correct, accurate and complete.

12.               Disclaimer of Advice. Issuer is NCPS’s sole customer pursuant to this Agreement. By this Agreement, NCPS is not undertaking to provide any recommendations or advice to any party, including any Subscriber who may be a retail investor, in connection with any offering of securities, NCPS’s engagement hereunder or its provision of the services contemplated by this Agreement (including, without limitation, business, investment, solicitation, legal, accounting, regulatory or tax advice). Issuer and Manager understand that they will be solely responsible for ensuring that any offering and any sale of securities complies with all Law. Issuer acknowledges and agrees that it will rely on its own judgment in using NCPS’s services.

13.               Survival. Notwithstanding the expiration or termination of this Agreement or the resignation or removal of NCPS as the facilitator of escrow, the Parties shall continue to be bound by the provisions of this Agreement that reasonably require some action or forbearance (or are required to implement such action or forbearance) after such expiration or termination, including, but not limited to, those related to fees and expenses, indemnities, limitations of and exclusions to liability, warranties, choice of law, jurisdiction and dispute resolution and such provisions shall remain operative and in full force and effect and shall survive any disbursement of Escrow Funds and the expiration or termination of this Agreement. Except as the context otherwise requires, all representations, warranties and covenants of a Party contained in this Agreement shall be deemed to be representations, warranties and covenants during the Term, and such representations, warranties and covenants shall remain operative and in full force and effect and shall survive the sale of, and payment for, the securities and the expiration or termination of this Agreement to the extent required for the enforcement thereof.

14.               Assignment. Except as provided in Section 17, no Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or contract or otherwise, without each other Party’s prior written consent; provided NCPS may assign or otherwise transfer its rights, or delegate or otherwise transfer its obligations or performance, under this Agreement pursuant to Section 7 or to an affiliated provider of escrow services or agent without any other Party’s consent. Any purported assignment,delegation or transfer in violation of this Section 14 is void. Subject to this Section 14, this Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns irrespective of any change with regard to the name of or the personnel of any Party.

15.               Entirety. This Agreement incorporates by reference NCPS’s and its affiliates’ data privacy policies and website terms of use, as posted on NCPS’s and its affiliates’ website from time to time, with which Issuer and Manager shall comply. This Agreement (including all exhibits, all schedules and NCPS’s and its affiliates’ data privacy policies and website terms of use) constitutes the sole and entire agreement between the Parties with respect to the acceptance, collection, holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of NCPS with respect to the Escrow Funds and supersedes and merges all prior and contemporaneous proposals, understandings, agreements, representations and warranties, both written and oral, between the Parties relating to such subject matter, including the Prior Agreement as of the Effective Date.

16.               Amendment; Waiver. Except as set forth in Section 7, Section 14 and Section 22, no amendment to or modification of this Agreement will be effective unless it is in writing and signed by an authorized representative of each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

17.	Term and Termination.

(a)                The term of this Agreement will continue in effect until the first to occur of the final closing of the Offering and/or the disbursement of all amounts in the Escrow Funds or deposit of all amounts in the Escrow Funds into court pursuant to Section 5 or Section 8 hereof (“Term”), at which time this Agreement shall terminate and NCPS shall have no further obligation or liability whatsoever with respect to the Escrow Funds.

(b)                Notwithstanding, NCPS may terminate this Agreement for cause immediately without notice to Issuer or Manager upon: (i) fraud, malfeasance or willful misconduct by Issuer or Manager or any of their affiliates; (ii) conduct by Issuer or Manager or any of their affiliates that may jeopardize NCPS’s current business, prospective business or professional reputation; (iii) any material breach by Issuer or Manager of this Agreement if such breach is not cured within 10 days of receipt of written notice thereof (to the extent it can be cured), including, but not limited to, any failure to pay any amount under this Agreement when due; or

(iv) if Issuer ceases regular operations or files any petition or commences any case or proceeding under any provision or chapter of the Federal Bankruptcy Act, the Federal Bankruptcy Code, or any other federal or state law relating to insolvency, bankruptcy or reorganization; the adjudication that Issuer is insolvent or bankrupt or the entry of an order for relief under the Federal Bankruptcy Code with respect to Issuer; an assignment for the benefit of creditors; the convening by Issuer of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of Issuer generally to pay its debts on a timely basis (“Bankruptcy Event”). Notwithstanding, Issuer may terminate this Agreement: (i) for cause immediately with notice to NCPS upon: (A) NCPS’s fraud, willful misconduct or gross negligence; (B) any material breach by NCPS of this Agreement if such breach is not cured within 10 days of receipt of written notice thereof (to the extent it can be cured); or (C) upon a Bankruptcy Event of NCPS; or (ii) with 30 days’ prior written notice to NCPS in the event of any increase in the amount of fees or expenses pursuant to Section 10(a) and Exhibit C and such increase is not either applicable to NCPS’s escrow services customers generally or reasonably related to the specific services being provided to Issuer. Any Party may terminate this Agreement for any other or no reason with 90 days’ prior written notice to each other Party.

(c)                 No termination or expiration of this Agreement shall affect the ongoing obligations of Issuer or Manager to make payments to NCPS in accordance with the terms hereunder and such obligations shall survive. Issuer and Manager shall pay or shall cause to be paid all previously-accrued but not yet paid fees on receipt of NCPS’s invoice therefor or as otherwise set forth in Exhibit C, Section 9 or Section 10. In addition, Issuer and Manager shall remove any and all references to NCPS from any Offering Document, cease use of NCPS intellectual property and no longer refer to NCPS in connection with the Offering.

18.               Dealings. NCPS and any stockholder, director, officer or employee of NCPS may buy, sell and deal in any of the securities of Issuer and become pecuniarily interested in any transaction in which Issuer may be interested, and contract and lend money to Issuer and otherwise act as fully and freely as though it were not the facilitator of escrow under this Agreement. Nothing herein shall preclude NCPS from acting in any other capacity for Issuer or any other entity.

19.               Compliance with Law; Further Assurances. The Parties expressly agree that, to the extent that the existing law relating to this Agreement changes, and such change affects this Agreement, they will reform the affected portion of this Agreement to comply with the change. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes of this Agreement.

20.	Choice of Law, Jurisdiction and Dispute Resolution.

(a)                This Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to its choice of law, conflict of laws or “borrowing”, statutes, rules, principles and precedent. The Parties irrevocably consent to the exclusive jurisdiction of the state and federal courts located in the State of New York, County of New York.

(b)                Each Party acknowledges and agrees that a breach or threatened breach by a Party of any of its obligations under this Agreement may cause any other Party irreparable harm for which monetary damages may not be an adequate remedy and agrees that, in the event of such breach or threatened breach, any other Party will be entitled to seek equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies and any other remedies set forth in this Agreement are not exclusive and are cumulative in addition to all other remedies that may be available at law, in equity or otherwise.

(c)                 TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT FOR INELIGIBLE LOSSES, THE COLLECTIVE AGGREGATE LIABILITY OF THE NCPS PARTIES UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, TO ISSUER, MANAGER, ANY OTHER PARTY OR THIRD PARTY, UNDER ANY LEGAL OR EQUITABLE THEORY, WHETHER ARISING OUT OF TORT (INCLUDING NEGLIGENCE), BREACH OF CONTRACT, STRICT LIABILITY, INDEMNIFICATION, BREACH OF STATUTORY DUTY, BREACH OF WARRANTY, RESTITUTION OR OTHERWISE, WHETHER BROUGHT DIRECTLY OR AS A THIRD PARTY CLAIM, SHALL BE LIMITED TO THE LESSER OF (A) $1,000 OR (B) THE AMOUNT OF FEES PAID BY ISSUER TO AND RECEIVED BY NCPS DURING THE SIX MONTHS PRECEDING THE DATE OF THE EVENT GIVING RISE TO THE ACCRUAL OF THE ACTION.

(d)                EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. To the full extent permitted by law, no legal proceeding shall be joined with any other or decided on a class-action basis.

(e)                Subject to Section 20(c), in any Action, by which one Party either seeks to enforce this Agreement or seeks a declaration of any rights or obligations under this Agreement, the non-prevailing Party will pay the prevailing Party’s costs and expenses, including, but not limited to, reasonable attorneys’ fees.

(f)                  None of the NCPS Parties shall be liable to any Issuer or Manager or to anyone else for any special, exemplary, indirect, incidental, consequential or punitive damages of any kind or for any costs of procurement of substitution of services or any lost profits, lost business, trading losses, loss of use of data or interruption of business or services arising out of this Agreement, including, without limitation, any breach of this Agreement or any services performed, regardless of the basis of liability.

(g)                All rights and remedies of any Party in this Agreement will be in addition to all other rights and remedies available at law or in equity.

21.               Notices; Consent to Electronic Communications. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (“notices”) have binding legal effect only if in writing and addressed to a Party as set forth on the signature page hereto (or to such other address that such Party may designate from time to time in accordance with this Section 21). Notices sent in accordance with this Section 21 will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid; or (d) upon receipt by recipient’s email system, if sent by email.

22.               Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. Upon such determination that any provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

23.               Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and no Party shall have authority to contract for or bind any other Party in any manner whatsoever.

24.               No Third Party Beneficiaries. Except as otherwise set forth in Section 9, this Agreement is for the sole benefit of the Parties and, subject to Section 14, their respective successors and assigns. Nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. NCPS Parties shall be third party beneficiaries as set forth in Section 9.

25.               Interpretation; Headings and References. The Parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. Further, the headings used in this Agreement and the references throughout to the policies and documents constituting this Agreement are for convenience only and are not intended to be used as an aid to interpretation. All such references are subject to the full text of such policies and documents.

26.               Gender; Number. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. If one or more persons or entities constitute “Issuer”, as defined in the introductory paragraph, references to “Issuer” in this Agreement shall include references to each Issuer individually, together and collectively, jointly and severally.

27.               Intellectual Property; Confidential Information. All trademarks, service marks, patents, copyrights, trade secrets, confidential information, and other proprietary rights of each Party shall remain the exclusive property of such Party, whether or not specifically recognized or perfected under Law. No Party shall use, disclose or retain confidential information (including personally identifiable information or other account information) of any other Party or any third parties that such Party or its affiliates or their employees, directors, officers, consultants, independent contractors, advisors and auditors may receive or otherwise have access to in connection with the transactions contemplated by this Agreement except as contemplated by this Agreement or the performance hereof. Each Party may retain copies of and disclose any data or information collected from or on behalf of any other Party as required in connection with legal, financial or regulatory filings, audits, discussions or examinations or as required by Law.

28.               Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Upon execution and delivery of a counterpart to this Agreement by the Parties, each Party shall be bound by this Agreement. A signed copy of this Agreement by facsimile, email or other means of electronic transmission or signature is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

29.	Anti-Money Laundering.

(a)                Issuer acknowledges that NCPS is subject to U.S. federal Law, including the CIP requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which NCPS must obtain, verify and record information that allows NCPS to identify customers of NCPS opening accounts. Accordingly, NCPS will ask Issuer to provide, and Issuer shall provide upon NCPS’s request, certain information, including, but not limited to, name, physical address, tax identification number, organizational documents, certificates of good standing, financial statements, licenses to do business and other information that will help NCPS to identify and verify a person’s identity.

(b)                The Parties agree to comply with all applicable anti-money laundering Law and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act, as amended by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act, its implementing regulations, and related SEC, state regulatory organizations and FINRA rules. Each Party shall comply with all other anti-money laundering Law outside of the U.S. applicable to such Party or such Party’s activities under this Agreement. NCPS is entitled to rely on Manager’s CIP, anti-money laundering program and OFAC Sanctions Compliance Program, and upon NCPS’s request, Manager shall provide customary certifications with respect thereto.

30.	Privacy.

(a)                Each Party agrees any non-public personal information (as defined in Regulation S-P of the SEC) disclosed to it in connection with this Agreement is being disclosed for the specific purpose of permitting such Party to perform such Party’s obligations and the services set forth in this Agreement. Each Party agrees that, with respect to such information, it will comply with all applicable U.S. privacy Law (including, without limitation, as applicable to the Party, Regulation S-P of the SEC and the Gramm-Leach- Bliley Act (15 U.S.C § 6081 et seq.)) and it will not disclose any non-public personal information received in connection with this Agreement to any other party (except to the other Party), except to the extent required to carry out this Agreement or as otherwise permitted or required by Law. Each Party shall comply with all other privacy Law outside of the U.S. applicable to such Party or such Party’s activities in connection with this Agreement.

(b)                In relation to each Party’s performance of this Agreement, each Party shall, as applicable to such Party: (a) comply with all applicable requirements of Data Privacy Law (as defined below), when collecting, using, retaining or disclosing personal information; (b) limit personal information collection, use, retention and disclosure to activities reasonably necessary and proportionate to the performance of this Agreement or other compatible operational purpose; (c) only collect, use, retain or disclose personal information collected in connection with this Agreement; (d) not collect, use, retain, disclose, sell or otherwise make personal information available for such Party’s own commercial purposes or in a way that does not comply with Data Privacy Law; (e) promptly comply with another Party’s request or instruction requiring such Party to provide, amend, transfer or delete the personal information, or to stop, mitigate, or remedy any unauthorized processing; (f) reasonably cooperate and assist another Party in meeting any compliance obligations and responding to related inquiries, including responding to verifiable consumer requests, taking into account the nature of such Party’s processing and the information available to such Party; and (g) notify each other Party immediately if it receives any complaint, notice or communication that directly or indirectly relates to any Party’s compliance in connection with this Agreement. For purposes of this Agreement, “Data Privacy Law” means applicable local, state, national and international laws, rules, regulations and orders of any governmental, judicial, regulatory or enforcement authority or self-regulatory organization regarding consumer data privacy rights.

31.               Citations. Any reference to Law are current citations. Any changes in the citations (whether or not there are any changes in the text of such Law) shall be automatically incorporated into this Agreement.

[Signatures appear on following page(s).]

In witness whereof, the Parties have duly executed this Amended and Restated Escrow Agreement as of the Effective Date.

Effective Date: 9/27/2023 Minimum Offering: $0.00

Offering Name: SciMar Ltd. Total Offering Amount: $55,000,000.00

Offering Exemption: • Rule 506(b) of Regulation D • Rule 506(c) of Regulation D X Regulation A

•	Regulation Crowdfunding

ISSUER (If a Series LLC, include both the Series and the Series LLC):

Entity Name: SciMar Ltd.

Jurisdiction: Manitoba, Canada

By: s//: Allison Barsewsky

Name: Allison Barsewsky

Title: Chief Financial Officer
Email: allison.barsewsky@scimar.ca

With a copy to:
Address: 119 Main Street S
Dauphin Manitoba, R7N1K4
Canada

MANAGER:

Entity Name: Texture Capital, Inc.

Jurisdiction: Delaware

By: s//: Richard E Johnson

Name: Richard E. Johnson

Title: CEO

Date: 10/25/2023

Email: richard@texture.capital

Address: 59 Strong Place

Brooklyn, New York 11231

NCPS:

North Capital Private Securities Corporation

Jurisdiction: Delaware

By: s//: Linsey Harkness

Name: Linsey Harkness

Title: Managing Director

Date: 10/25/2023

Email: jdowd@northcapital.com

With a copy to:

lharkness@northcapital.com
dwatson@northcapital.com

escrow-ops@northcapital.com

Address: 623 E. Fort Union Boulevard, Suite 101
Midvale, Utah 84047

By signing below, I-Bankers Direct LLC (“Prior Manager”) acknowledges and agrees that: (i) Prior Manager shall no longer be “Manager” or a party to or entitled to the rights, preferences or privileges under this Amended and Restated Escrow Agreement; and (ii) with respect to all of Prior Manager’s obligations, duties, liabilities and commitments under that certain Escrow Agreement, dated as of June 26, 2023, by and among NCPS, Issuer and Prior Manager (“Prior Agreement”), such obligations, duties, liabilities and commitments survive the amendment and restatement of the Prior Agreement by this Amended and Restated Escrow Agreement, and Prior Manager shall remain obligated thereunder.

I-	Bankers Direct LLC

 By: s//: Dan Thayer

Name: Dan Thayer

Title: CEO

Date: 10/25/2023

EXHIBIT A
CONTINGENT OFFERING

If the Offering is a contingent offering as this term is referenced under Rule 15c2-4 of the Exchange Act (“Rule”), the distribution is being made with the express understanding that Escrow Funds are not to be released to Issuer until some further event or contingency occurs, as described in this Exhibit A, in accordance with the Rule.

Investor funds will be promptly deposited in a separate bank escrow account, with NCPS serving as agent for the persons who have the beneficial interests therein, until the appropriate event or contingency has occurred.

Upon certification that all contingencies have been met, the Escrow Funds will be promptly distributed to Issuer. If the contingencies fail to be satisfied as required by the Offering, the Escrow Funds will be returned to the persons or entities entitled thereto.

The following contingencies apply to the Offering (please check all that apply):

□ None.

⌧X Issuer KYC, AML, and Bad Actor Check screening are complete for Issuer and all Control Persons of Issuer.

⎕X Certain listed events will have occurred prior to closing (please specify):

Subscriptions for at least the Minimum Offering of $0.00 (amount) to be received by n/a (date), as such amount and date may be amended as provided in the Offering Document.

☐ Other contingencies (please describe):

EXHIBIT B

MANAGER DUE DILIGENCE ATTESTATION

Manager represents, warrants and covenants to NCPS:

1.	Manager is and will remain a broker-dealer registered and in good standing with the U.S. Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, Inc. (FINRA) and the Securities Investor Protection Corporation (SIPC).
2.	Manager has developed and implemented and shall maintain a written know-your-client (KYC) and anti-money laundering (AML) compliance program approved in writing by Manager’s senior management and reasonably designed to achieve and monitor Manager’s ongoing compliance with the requirements of the USA PATRIOT Act and U.S. Bank Secrecy Act and the implementing regulations promulgated thereunder, including policies that could be reasonably expected to detect and cause the reporting of suspicious transactions.
3.	Manager has conducted the requisite due diligence for each party depositing funds into, or receiving funds out of, the Escrow Account (each, a “Participant”), including relating to know-your-client (KYC) and anti-money laundering (AML) identity verification as required by the USA PATRIOT Act and any other applicable law, rule or regulation applicable to the transactions contemplated by Manager with respect to the Escrow Account, or the Office of Foreign Asset Control (“OFAC”), Financial Crimes Enforcement Network (FinCEN) or other governmental authority having jurisdiction over the transactions contemplated by Manager with respect to the Offering (collectively, the “Requirements”).
4.	Manager has confirmed (including, without limitation, by conducting the online searches of global watch lists) each Participant is not identified on any list of blocked persons maintained in connection with the Requirements, including, without limitation, OFAC’s Special Designated Nationals (SDN) List, the Bank Secrecy Act and USA PATRIOT Act Global Watch.
5.	Manager shall receive and maintain in its records all necessary information and documents from, and confirm compliance with the Requirements for, each Participant, and otherwise the documentation supporting the representations, warranties and covenants in this attestation. NCPS shall have the right to audit Manager’s performance under this attestation and Manager shall deliver promptly all such Participant information and documents upon request by NCPS. Notwithstanding anything in this attestation, NCPS shall be entitled to completely rely on Manager’s performance under this attestation, including that it fulfills the Requirements and complies with all applicable law.
6.	Manager shall maintain and obtain, or cause to be maintained or obtained, the agreement of each third party sharing personal or financial information in connection with this attestation to share such third party’s information with NCPS for NCPS to use, disclose and retain it in connection with the Offering and the provisions of the services thereunder and as required by applicable law.
7.	Manager shall release, indemnify, defend, hold harmless and reimburse upon incurrence NCPS and its affiliates and their respective directors, officers, employees, agents, representatives, advisors and consultants, and their respective successors and assigns, from and against all losses, damages, liabilities, deficiencies, judgments, settlements, interest, awards, penalties, fines, costs and expenses (including attorneys’ and other professionals’ fees and the costs of collection) of whatever kind, in connection with all actions, claims, inquiries, proceedings, audits, investigations and other legal, regulatory, self-regulatory, enforcement or administrative process regardless of the source, related to or arising out of this attestation. Manager shall promptly pay to NCPS all amounts due under this paragraph after written demand therefor.

EXHIBIT C
FEES AND EXPENSES

Escrow Administration Fee:* $575 set-up and administration for 12 months (or partial period);

$250 for each additional 12 months (or partial period)

Issuer Routable Account Number: $150 per month

Out-of-Pocket Expenses:** Billed at cost

Check Handling: $10.00 per check (incoming/outgoing)

Transactional Costs:*** $100.00 for each additional escrow break

$150.00 for each escrow amendment

$100.00 for reprocessing a closing

Wire Handling: $25.00 per domestic wire (incoming/outgoing)

$45.00 per international wire (incoming/outgoing)

ACH Disbursements: 0.15% on the amount transferred

ACH Dispute/Chargeback: $50.00 per reversal/chargeback

ACH Failure Return Fee: $1.50 per failure/return

Plaid Bank Verification Fee:**** $1.80 per linked account

Credit Card Transaction Fees Percentage Rate:**** 3.15% on the amount transferred Credit Card Transaction Fees Base Rate:**** $0.70 per each transaction Credit Card Dispute/Chargeback Fee:**** $50.00 per reversal/chargeback Bad Actor Checks:***** $100.00 per covered person

Issuer shall pay NCPS the Escrow Administration Fee upon execution of this Agreement. In the event the escrow is not funded, the Fee and all related expenses, including attorneys’ fees, remain due and payable, and once paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

Issuer shall pay all fees and expenses (including, without limitation, payment for or reimbursement of any uncollectible Cash Investment Instruments or chargebacks, reversals or other amounts) immediately upon NCPS’s demand, or at NCPS’s option, NCPS may deduct such fees from any disbursement of Escrow Funds from the Escrow Account as provided in Section 10(d).

The fees quoted in this schedule apply to services ordinarily rendered in the administration of an Escrow Account and are subject to reasonable adjustment based on final review of documents, or when NCPS is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports and legal fees, will be billed as extraordinary expenses and capped at $15,000 (except as provided by Section 9).

Extraordinary fees are payable to NCPS for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of business. Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by the same Escrow Agreement may incur an additional charge. Transaction costs include charges for wire transfers, ACHs, checks, internal transfers and securities transactions.

NCPS may increase the amounts set forth in this Exhibit C by providing written notice to Issuer such increase to be effective as of such notice, and the fees will be deemed amended accordingly without further notice or consent; provided that Issuer may terminate this Agreement pursuant to Section 17.

NCPS may submit any payment information provided to it by an Issuer in connection with this Agreement against any fees due from such Issuer. Each Issuer consents to NCPS retaining and using such payment information for future invoices and as provided in this Agreement. All payments shall be in US dollars in immediately available funds.

*Escrow Administration Fee includes KYC and AML due diligence for up to three entities for a single escrow account. If the escrow account under review has more than two control entities associated with the issuing entity, a $25 fee will be assessed for each additional entity review.

**Out-Of-Pocket Expenses include any custom features or additional work that the North Capital team may need to perform. These fees are uncommon and will be disclosed in such cases prior to invoicing.

***Reprocessing fees apply if a closing is submitted but not ready to be processed (including, but not limited to, Flow of Funds not complete or funds not settled in escrow).

****If applicable to the Offering and subject to the terms and conditions for NCPS’s payment processing facilitation services.

*****Covered persons include, but are not limited to, the issuer, directors, general partners, managing members, executive officers, 20% beneficial owners, and promoters connected to the issuer. A complete list of covered persons can be found at https://www.sec.gov/info/smallbus/secg/bad- actor-small-entity-compliance-guide#part2.

******The fees payable under this Agreement, plus the other relevant fees, attributable to any public offering (including any interest thereon), shall be capped at an aggregate amount not to exceed as permitted by applicable FINRA rules.

ALL FEES AND EXPENSES PAID TO NCPS ARE NON-REFUNDABLE ABSENT ERROR OR MISTAKE.